Exhibit No. 99.1

For Immediate Release                    Contact:        John E. Brewster, Jr.
                                                         Vice President
                                                         (713) 658-4084


                HOWELL CORPORATION ANNOUNCES 10% STOCK DIVIDEND
                      AND DECLARES REGULAR CASH DIVIDENDS
                         ON COMMON AND PREFERRED STOCK
          Details of 2001 Annual Shareholders' Meeting Also Announced


HOUSTON, TEXAS, JANUARY 30, 2001 -- HOWELL CORPORATION (HWL: NYSE;HWLLP:NASDAQ) today declared a 10% stock dividend for common shareholders of record on March 8, 2001. This dividend will be paid on March 22, 2001, with fractional shares paid in cash. Additionally, the Company announced a $0.04 per share cash dividend on common stock payable February 28, 2001, to shareholders of record on February 14, 2001, and a cash dividend of $0.875 per share on Howell Corporation $3.50 Convertible Preferred Stock, payable March 30, 2001, to shareholders of record on March 9, 2001.

Richard K. Hebert, Howell's President and CEO, commented, "Howell has built a commendable record of positive and improving financial performance. We will announce fourth quarter and year-end 2000 results on February 26th. Earnings for the fourth quarter will exceed $0.80 per share which is greater than the current First Call estimate. Based upon these strong results and the expectation that our positive performance will continue, a stock dividend is an effective way to reward our shareholders. It will help increase float and liquidity in our common stock, and may enhance shareholder value over time."

Howell announced that its Annual Meeting of Shareholders will be held at 10:00 a.m. in the tenth floor meeting room of the Howell Building at 1111 Fannin, Houston, Texas, on Wednesday, April 25, 2001. Howell Corporation common shareholders of record at the close of business on February 28, 2001, will be entitled to vote at the Annual Meeting.

At its meeting today, the Board of Directors approved a capital budget of $26.5 million for 2001 which is a 36% increase on capital expenditures during 2000. This budget anticipates that cash flow will be sufficient to fund planned expenditures that will largely involve exploitation of existing properties in the Company's Wyoming core area.

Additionally, the Board of Directors authorized the expenditure of up to $1 million to repurchase shares of Howell common stock. No time limit was placed on the authorization. The Company anticipates that such purchases, if any, may be made in open market or block transactions, or in privately negotiated transactions. The repurchased shares will be available for general corporate purposes.

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Oil and Gas Hedges

During the 4th quarter of 2000, Howell purchased a put contract for approximately 90% of its expected natural gas production for the period March 1 through December 31, 2001. This provides a $3.50 floor price should the current market prices for natural gas retreat significantly after the peak winter demand season. By purchasing a put, Howell retained all of the upside benefit above $3.50. Howell does not currently have any hedge in place on its oil production.

2000 Reserve Report

The Company reported the results of its annual internal estimate of estimated proved oil and gas reserves. Ryder Scott Company Petroleum Engineers, and H. J. Gruy and Associates, Inc. audited Howell's reserve base effective December 31, 2000. Total proved reserves at year-end were 41.3 MMBoe compared to 41.0 MMBoe at year-end 1999. The following table summarizes the information set forth in the Company's reserve report at December 31, 1999 and 2000. Oil and gas prices used to calculate the SEC PV-10 value, in accordance with the rules and regulations of the Securities and Exchange Commission, were $26.09 for oil and $2.42 for gas in 1999, and $26.80 for oil and $9.78 for gas in 2000.

        All quantities are estimates:      as of 12/31/99       as of 12/31/00
        Proved oil (MBbls)                     34,594               34,812
        Proved gas (Mmcf)                      38,605               39,063
        Total proved reserves (MBOE)           41,029               41,323

        Proved developed reserves (MBOE)       37,512               38,047

        SEC PV-10 Value - Before Tax ($MM)        284                  401

Howell produced 2,835 MBbls of liquids and 2,831 Mmcf of gas during 2000. Oil and gas capital expenditures of $18.5 million during 2000 resulted in replacing 123% of production for the year. Total reserve additions from drilling and acquisition were 4,072 MBOE, for a cost-to-add of $4.54 per barrel. At year-end, Howell's reserve to production ratio was 12.5 years.

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release  includes  forward-looking  statements  within the meaning of
Section 27 A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition, and government regulation.